UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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On April 25, 2022, Hasbro, Inc. (“Hasbro”) issued the following press release announcing the filing of its definitive proxy materials with the U.S. Securities and Exchange Commission in connection with Hasbro’s 2022 Annual Meeting of Shareholders, which press release contains a copy of a letter to shareholders issued by Hasbro’s Board of Directors.

FOR IMMEDIATE RELEASE

Hasbro Board of Directors Issues Letter to Shareholders

Files Definitive Proxy Materials

Urges Shareholders to Vote on WHITE Proxy Card

PAWTUCKET, R.I. -- April 25, 2022—Hasbro, Inc. (NASDAQ: HAS) (“Hasbro” or the “Company”), a global play and entertainment company, today announced that it has filed its definitive proxy statement and WHITE proxy card with the U.S. Securities and Exchange Commission (“SEC”) in connection with the Company’s 2022 annual meeting of shareholders (the “2022 Annual Meeting”) to be held on June 8, 2022. All Hasbro shareholders of record as of the close of business on April 12, 2022 will be entitled to notice of, and to vote at, the 2022 Annual Meeting. The Company’s Board of Directors (the “Board”) also issued the following letter to Hasbro shareholders in connection with the filing.

For information about the 2022 Annual Meeting, please visit: www.HasbroGamePlan.com.

The full text of the letter follows.

April 25, 2022

Dear Fellow Shareholder:

As a Hasbro investor, you face a critical decision at the Company’s annual meeting of shareholders to be held on June 8, 2022. Your vote is more important than ever this year. A hedge fund named Alta Fox Opportunities Fund, LP (together with its affiliates, “Alta Fox”), which only recently acquired shares in Hasbro, is attempting to install five dissident director nominees who lack any relevant industry expertise to push an agenda to spin off the Wizards of the Coast business (“Wizards”). We believe this proxy fight is ill-timed, Alta Fox’s agenda will not create value for shareholders and its nominees offer no beneficial experience to Hasbro’s Board or the Company.

Chris Cocks, who became CEO only eight weeks ago, doubled the size of the Wizards business over a three-year period from 2018 to 2021 (two years faster than our initial target) in his role as its president and chief operating officer. Chris’s track record and gameplan that led to the success at Wizards ideally position him to lead and execute the optimal strategy for creating long-term shareholder value by growing Hasbro’s world class portfolio of assets across multiple play and entertainment categories. We firmly believe it is in your best interests, as a shareholder, to give him an opportunity to execute his gameplan and drive the performance of Hasbro as a whole. Hasbro’s diverse and experienced Board, recently enhanced with the additions of Liz Hamren and Blake Jorgensen, is best positioned to support Chris, the management team and employees of Hasbro to drive value creation for the benefit of all our shareholders.

Alta Fox’s campaign, which began just days after the passing of our long-time CEO Brian Goldner, is a distraction at a time when our new CEO should be given a chance to focus solely on our business for the benefit of all our stakeholders. Hasbro welcomes shareholder engagement, and upon request from Alta Fox, we met with them on numerous occasions as described in our proxy statement. Through this engagement, it became obvious to us that Alta Fox lacks an understanding of Hasbro’s business, including, most significantly, Wizards. Alta Fox proposed a spin-off of Wizards that would not create value and illustrated clear misunderstandings of our significant investment (over $1 billion in the last five years), support from the Board in growing the Wizards business (150% growth in MAGIC: THE GATHERING alone in the last five years), benefits Wizards receives from being part of Hasbro and the ability of our Brand Blueprint strategy to drive the future performance of Wizards and the entirety of Hasbro’s business.

Hasbro’s Board of Directors operates with the best interests of ALL shareholders in mind as evidenced by the thorough succession planning process that identified Chris Cocks as Hasbro’s new CEO

Robust succession planning is an ongoing point of focus for the Board. The Board regularly considers internal and external candidates as part of its extensive and thoughtful executive succession planning process with the goal of identifying and placing the best long-term leaders for Hasbro. This process allowed us to act definitively and quickly to appoint Chris Cocks – the change agent who doubled the Wizards business over a three-year period – as our new CEO.

Chris’s specific combination of expertise in both the Wizards business and the next generation of gaming makes him ideally positioned to develop, in conjunction with the Board, the strategy for the future of Hasbro. The Board fully supports Chris and believes that, given the opportunity to execute with such support, his forward-looking, consumer-focused strategy and gameplan will help create and drive long-term shareholder value in the best interests of ALL shareholders.

There is no doubt that Chris will apply the growth orientation and capital discipline that he successfully demonstrated during his time at Wizards to the rest of the Hasbro business along with his focus on games, multi-generational play and entertainment and direct to consumer. Chris is in the early days of refining the fundamental gameplan he used at Wizards to pursue long-term growth opportunities across the full Company, and we believe the actions and agenda of Alta Fox will only impair that progress to the detriment of all shareholders.

Hasbro has invested over $1 billion in Wizards in the last 5 years alone and a spin-off would not create value for shareholders

Alta Fox’s claim that Wizards has suffered as part of Hasbro and is starved of resources could not be further from the truth.

Over the past five years, the Board has supported Hasbro’s investment of more than $1 billion in Wizards, driving 150% growth in MAGIC: THE GATHERING alone and positioning the Company for continued and outsized growth across tabletop and digital gaming. As a result of this investment, Wizards has achieved phenomenally profitable growth through player expansion, new games and new IP. This is evident in our full-year 2021 results, which showed Wizards revenue increased 42% to $1.28 billion. The Board has been a key support for Chris in the performance he and the Wizards teams have delivered over the last six years and the Board has consistently pushed to be more aggressive in Wizards’ growth plans.

The Brand Blueprint maximizes the value of Wizards by expanding the reach and opportunity of its iconic IP into new channels, enhancing the number of ways our current fans can experience and enjoy these beloved brands and reaching new players across a holistic suite of brand executions, storytelling experiences and personal connections. For example, our upcoming MAGIC: THE GATHERING Netflix series and the theatrical release of the blockbuster DUNGEONS & DRAGONS: HONOR AMONG THIEVES feature film in 2023 – both of which will be supported by robust consumer products offerings – are strong testaments to the strength of our current Brand Blueprint strategy and demonstrate just the start of what we can achieve when we take Wizards’ brands across the Blueprint flywheel.

Our Board has independently and carefully considered the appropriateness of a spin-off of Wizards and found that a spin-off of Wizards would not create value for all shareholders. In our view it would limit growth and result in meaningful missed strategic and financial opportunities for both Wizards and the Hasbro business overall, in contrast to Alta Fox’s thesis.

In reviewing Alta Fox’s proposal for a Wizards spin-off, the Board noted that Alta Fox’s analysis assumed a significant multiple expansion for Wizards through reference to fundamentally flawed and inappropriate benchmarks that should not be used as a basis for strategic decision-making. Moreover, Alta Fox’s analysis fails to account for significant, quantifiable dis-synergies that would result from a separation, including the shift from an owned to a third-party content creation model, duplicative overhead costs and the material cost of executing a spin-off. Alta Fox also fails to account for the impact of non-quantifiable dis-synergies, including missed opportunities to maximize the full value of Wizards IP through Hasbro’s other capabilities.

Hasbro maintains a firm and ongoing commitment to Board refreshment and has one of the most diverse Boards in the S&P 500

Board refreshment has been and will continue to be an ongoing priority for us. We are always looking to find the best candidates that bring relevant expertise to help guide Hasbro’s leadership to deliver strong shareholder returns. We regularly engage with our shareholders to hear their viewpoints regarding our Board and broader corporate strategy. Importantly, our recent appointments of Liz Hamren and Blake Jorgensen marked the culmination of a thoughtful and fulsome search for new, highly qualified director candidates that began even before Brian Goldner’s passing. Liz and Blake bring strong expertise in the areas relevant to Hasbro’s future, including digital gaming and capital allocation, and will add valuable perspectives and skillsets to the Board.

Hasbro is a leader in its commitment to good corporate governance, shareholder engagement and maintaining a diversity of opinion and expertise on the Board. Our highly qualified and experienced Board consists of 13 directors, 12 of whom are independent and more than half of whom are women or ethnically diverse. The additions of Liz and Blake are a great example of the Board’s commitments in action and directly reflect the feedback we heard from our shareholders to add additional expertise in digital gaming, technology and capital allocation.

To address one specific misconception from Alta Fox, we want to clarify that, effective as of his retirement from the Board in May 2021 and as a result of his vast expertise in our business and industry, Alan Hassenfeld was designated as Chairperson Emeritus. The Chairperson Emeritus is not a member of the Board of Directors. Alan does not vote on Board matters or sit on Board committees, and he has no voting power or other authority to manage our business affairs.

Our track record of Board refreshment speaks for itself. With the recent additions of Liz and Blake, and with the appointment of Chris as part of the CEO transition, we have added three new perspectives to the Board since the beginning of the year. Overall, we have added six new directors since 2016, replacing six departing directors since 2017. We also have plans to reduce the size of our Board in the near term, while allowing for continuity and transition time for our new Board members. Specifically, we expect to reduce the Board by one member by the 2023 annual shareholders meeting and another member by the year following, resulting in an 11-member Board by the 2024 annual shareholders meeting.

Our Board’s expertise and experience is directly relevant to overseeing Hasbro’s world class portfolio of assets across multiple play and entertainment categories

Alta Fox is pushing a board slate with experience and qualifications that are insufficient and irrelevant to Hasbro’s core in digital gaming, consumer products and entertainment. Alta Fox has also misleadingly claimed that our Board does not have enough gaming and technology experience, so we would highlight the following Hasbro directors in particular:

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Hope Cochran contributes significant gaming experience from the more than 20 years she has spent as a senior financial executive in the digital gaming and other industries, including as Chief Financial Officer of King Digital Entertainment, the creator of Candy Crush and other successful mobile games.

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Ken Bronfin and Michael Burns add significant expertise in interactive media and digital businesses through experiences leading and growing innovative global content platforms as well as spearheading strategic investments and acquisitions in the digital content and media industries.

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Recent additions, Liz Hamren and Blake Jorgensen, bring exceptional experience in gaming, corporate leadership, finance, consumer products, technology, strategic growth and capital allocation through C-suite leadership roles at digital gaming companies. They are proven, experienced leaders who will bring tremendous incremental value and critical thinking to Hasbro’s Board.

A majority of our Board members, including Chris Cocks, Lisa Gersh, Liz Hamren, Blake Jorgensen, Ted Philip, Rich Stoddart, Mary Beth West and Linda Zecher Higgins have deep experience in consumer businesses, in direct contrast to the Alta Fox nominees, as further discussed below.

Alta Fox’s nominees lack corporate and business experience across consumer products, entertainment and gaming, all of which are critical to Hasbro’s long-term success

It is no surprise that Alta Fox’s nominees have limited qualifications related to Hasbro’s long-term success since Alta Fox’s stated goal is to push a spin-off of Wizards that would not create value. Shareholders should be concerned that if any of Alta Fox’s nominees were added to the Board, they would only serve to disrupt and distract the Company from executing its strategic plans for the future of Hasbro. Not one of the dissident nominees brings relevant expertise to support Chris in his new position as CEO, and their nominations show that Alta Fox’s interests are not aligned with Chris’ vision for the Company.

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Matthew Calkins, in his role as founder and CEO of Appian, has a history of shareholder unfriendly governance practices. Appian maintains a dual class share structure in which Mr. Calkins controls 77% of the voting power. Furthermore, Appian’s stock price has fallen 79% since its January 2021 peak.[1] At the same time, Mr. Calkins has told the media that he does not pay attention to Appian’s stock price, stating, “I don’t take it seriously and I don’t think anybody should. Stock prices move up and down.”

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Jon Finkel has absolutely no experience in leadership roles at corporate companies. He is first and foremost a gamer and fan and does not have experience in driving growth and strategic value at digital gaming companies, smartly allocating capital or delivering returns for shareholders. We welcome his passion for our products, but passion for a couple of product lines does not qualify him to sit on our Board.

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Marcelo Fischer primarily brings legacy telecommunications and personal care experience – neither of which are relevant to Hasbro’s business model nor the omni-channel storytelling strategy so central to our success. Based on his previous company experience, where he participated in numerous spin-offs as senior vice president – finance (not as CFO), we can only expect that Mr. Fischer will advocate for the Wizards spin-off proposal being pushed by Alta Fox that would not create value.

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Rani Hublou’s background is narrowly limited to marketing in the enterprise software space, and she has no experience in consumer businesses, which makes her credentials entirely irrelevant for Hasbro’s core audience and fan segments. Ms. Hublou brings no qualifications in consumer businesses focused on gaming, entertainment or consumer products to the Board.

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Carolyn Johnson’s experience is strictly limited to insurance and financial services. She has no experience leading or growing consumer businesses, and brings no relevant expertise in gaming, consumer products or entertainment.

1 From 1/27/2021 through 4/22/2022

The Brand Blueprint is a widely accepted and emulated business model and under this strategy, Hasbro has delivered exceptional growth and strong, long-term returns both on an absolute basis and relative to our closest competitors

The Brand Blueprint is increasingly becoming the model for success today, and other IP owners are now emulating it, including competitors such as Mattel, to whom Alta Fox regularly compares us.

Alta Fox has cherry picked its numbers and refuses to acknowledge that despite recent challenges, including the disruptive industry-wide impacts of the COVID-19 pandemic, Hasbro has delivered strong returns for our shareholders over the long term.

Since the Brand Blueprint strategy was instituted in 2008, Hasbro’s total shareholder return (“TSR”) has outpaced the S&P 500 Consumer Durables & Apparel Index (279% versus 245%).2

Since Alta Fox wants to compare us to Mattel, in that same timeframe, Hasbro has delivered more than double Mattel’s TSR on an annualized basis (10% versus 4.1%) and ~3.7x on an aggregate basis (279% versus 76%).

Up to the start of the COVID-19 pandemic, our relative TSR results are even stronger. Hasbro’s TSR of 296% up until the beginning of COVID outperformed both the S&P 500 (212%) and S&P 500 Consumer Durables (208%).3 Mattel experienced around 1% TSR over that same period.

In addition, we urge shareholders to look at the performance Chris has driven at Wizards over the last six years, with the support of the Board, and ask themselves if they should at least afford him the opportunity to execute his vision for Hasbro.

Alta Fox is pushing for the formation of a capital allocation committee, whose role would de facto duplicate that of our existing Finance Committee

Alta Fox wants you to believe that the Board is not focused on capital allocation, which shows another lack of understanding of our business. Hasbro has a long-established Board Finance Committee, which assists the Board in overseeing the Company’s annual and long-term financial plans, capital structure, use of funds, investments, financial and risk management and proposed significant acquisitions and other transactions. The Finance Committee’s mandate is to ensure disciplined capital allocation and that all capital allocation decisions are in the best interests of shareholders. This Committee is Chaired by Mary Beth West and comprised of Board members Michael Burns, Hope Cochran, Tracy Leinbach and most recently, Blake Jorgensen.

Reject the Alta Fox Nominees – Vote FOR Hasbro’s Board of Directors

The Board is fully aligned behind Chris Cocks in his leadership role and looks forward to helping him plan and execute Hasbro’s long-term corporate strategy, as the Board has supported him in executing the Wizards’ strategy over the last six years.

We are very disappointed that Alta Fox continues to be more interested in chasing headlines and making a name for its founder and fund than engaging constructively. It has used a cherry-picked narrative that is not representative of the actions our Board has taken to try to constructively and quickly resolve this matter in the best interests of all shareholders.

Alta Fox’s analytical errors, weak candidate slate, demonstrated misunderstanding of our business and attempts to push the Hasbro Board and management team into a settlement, including in advance of the appointment of a successor CEO, are emblematic of an overall approach that will create a distraction, rather than drive thoughtful decision-making by a new CEO with a strong track record of value creation.

2 From 5/22/2008 through 4/22/2022
3 From 5/22/2008 through 2/19/2020

Having held his role for less than two months, Chris has not yet been able to show the full potential of his vision for the Company or apply the proven track record of growth and value creation that he demonstrated during his leadership of Wizards to Hasbro. We encourage shareholders to support Chris in executing in his new role, employing the Wizards gameplan at Hasbro and enacting his vision, along with the full support of our highly skilled, diverse, proven and recently refreshed Board.

VOTE THE WHITE PROXY CARD TODAY

The Board of Directors of Hasbro recommends shareholders vote “FOR ALL” the nominees proposed by the Hasbro Board at the upcoming annual meeting on the WHITE proxy card. Hasbro shareholders of record as of the close of business on April 12, 2022 will be entitled to notice of, and to vote at, the annual meeting. As a reminder, due to our continued safety precautions, our annual meeting will be held virtually at 9:00 a.m. Eastern Time on June 8, 2022 at www.cesonlineservices.com/has22_vm, and we will not be meeting in person. Shareholders are not required to participate in our virtual meeting to vote on the proposals. Hasbro urges shareholders to vote their shares in advance of the annual meeting by one of the methods described in the proxy statement.

Shareholders should NOT sign, return or vote any gold proxy card sent to you by Alta Fox. Only the latest dated proxy card will count at Hasbro’s 2022 Annual Meeting. Hasbro’s Board urges shareholders to DISCARD all gold proxy cards and materials sent to you by Alta Fox.

Shareholders who have any questions or need assistance voting may contact the Company’s proxy solicitors, Innisfree M&A Incorporated, toll-free at 1 (877) 825-8971, or Morrow Sodali LLC, toll-free at 1 (800) 662-5200.

Thank you for your continued support of Hasbro.

Sincerely,
The Hasbro Board of Directors

About Hasbro

Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to making the world a better place for all children, fans and families. Hasbro delivers immersive brand experiences for global audiences through consumer products, including toys and games; entertainment through eOne, its independent studio; and gaming, led by the team at Wizards of the Coast, an award-winning developer of tabletop and digital games best known for fantasy franchises MAGIC: THE GATHERING and DUNGEONS & DRAGONS.

The company’s unparalleled portfolio of approximately 1,500 brands includes MAGIC: THE GATHERING, NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE, DUNGEONS & DRAGONS, POWER RANGERS, PEPPA PIG and PJ MASKS, as well as premier partner brands. For the past decade, Hasbro has been consistently recognized for its corporate citizenship, including being named one of the 100 Best Corporate Citizens by 3BL Media and one of the World’s Most Ethical Companies by Ethisphere Institute. Important business and brand updates are routinely shared on our Investor Relations website, Newsroom and social channels (@Hasbro on Twitter, Instagram, Facebook and LinkedIn.)

© 2022 Hasbro, Inc. All Rights Reserved.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. Among other things, these forward-looking statements may include statements concerning: the impact and contributions of our new director appointments, and our ability to achieve our financial and business plans, goals and objectives, including achieving long-term sustainable profitable growth and long-term value for shareholders. Specific factors that might cause such a difference include those risks detailed from time to time in Hasbro’s filings with the SEC. The statements contained herein are based on Hasbro’s current beliefs and expectations and speak only as of the date of this communication. Except as may be required by law, Hasbro does not undertake any obligation to make any revisions to the forward-looking statements contained in this communication or to update them to reflect events or circumstances occurring after the date of this communication. You should not place undue reliance on forward-looking statements.

Additional Information and Where to Find It

Hasbro has filed with the SEC a definitive proxy statement on Schedule 14A on April 25, 2022, containing a form of WHITE proxy card, and other relevant documents with respect to its solicitation of proxies for Hasbro’s 2022 annual meeting of shareholders (the “2022 Annual Meeting”). INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) FILED BY HASBRO AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT ANY SOLICITATION. Investors and security holders may obtain copies of these documents and other documents filed with the SEC by Hasbro free of charge through the website maintained by the SEC at www.sec.gov. Copies of the documents filed by Hasbro are also available free of charge by accessing Hasbro’s website at www.hasbro.com.

Participants to the Solicitation

Hasbro, its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies with respect to a solicitation by Hasbro in connection with matters to be considered at the 2022 Annual Meeting. Information about Hasbro’s executive officers and directors, including information regarding the direct and indirect interests, by security holdings or otherwise, is available in Hasbro’s definitive proxy statement for the 2022 Annual Meeting, which was filed with the SEC on April 25, 2022. To the extent holdings of Hasbro securities reported in the definitive proxy statement for the 2022 Annual Meeting have changed, such changes have been or will be reflected on Statements of Change in Ownership on Forms 3, 4 or 5 filed with the SEC. These documents are or will be available free of charge at the SEC’s website at www.sec.gov.

HAS-IR
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Investors: Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com
Media: Carrie Ratner | Hasbro, Inc. | (401) 556-2720 | carrie.ratner@hasbro.com